Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

Newegg Inc.

City of Industry, California

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated March 31, 2021, relating to the consolidated financial statements of Newegg Inc., which is contained in that Prospectus.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP

Los Angeles, California

March 31, 2021